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Press Release
For immediate release Exhibit 99.1
Invesco Commercial Real Estate Finance Trust, Inc. ("INCREF") Provides $354.6M To Refinance Industrial Portfolio
Contact: Matthew Chisum | 212-652-4368 | matthew.chisum@invesco.com
DALLAS, June 13, 2025 – Invesco Commercial Real Estate Finance Trust, Inc. (“INCREF”), a perpetual life real estate investment trust (REIT) focused on private credit secured by real estate, has provided $354.6 million in financing to Bridge Logistics Properties (“BLP”), a subsidiary of Bridge Investment Group (NYSE: BRDG), to refinance an industrial assets portfolio.
The portfolio comprises 24 properties, spanning 2,454,761 square feet of industrial assets in California, Washington, Texas, New Jersey, New York, and Florida.
“This financing aligns with INCREF’s strategy of originating high-quality, income-generating loans secured by institutional quality assets in what we consider to be the most liquid markets around the US and Europe,” said Yorick Starr, managing director for Invesco Real Estate. “We are deeply appreciative of our relationship borrowers, and Bridge Logistics Properties are exceptional investors and operators in these key logistics markets.”
“Each loan we have closed this year has been representative of our consistent focus on the highest quality segment of the floating rate real estate credit market. With this closing, the INCREF portfolio now totals 61 like kind loans representing over $3.6 billion of loan commitments across the US and Europe,” said Charlie Rose, President and Lead Portfolio Manager of INCREF and Global Head of Credit for Invesco Real Estate. “As a sub-70% loan-to-value loan secured by a diversified portfolio of well-leased, cash-flowing infill industrial, this loan is complementary to our existing portfolio of moderate leverage loans made to the highest quality institutional sponsors in the industry.”
“This refinancing strengthens our ability to continue executing our logistics investment strategy across core U.S. markets,” said Matt Berger, CFO at Bridge Logistics Properties. “We are proud to partner with Invesco in supporting long-term performance for this high-quality portfolio.”
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About INCREF
Invesco Commercial Real Estate Finance Trust, Inc. is private perpetual-life real estate investment trust that originates, acquires, and manages a portfolio of loans secured by commercial real estate (and similar investments) primarily located in North America. INCREF is managed by Invesco Advisers, Inc. (the "Adviser"), a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. This does not constitute an offer or solicitation to buy or sell any securities. An offering can only be made by the applicable offering memorandum.

About Invesco Real Estate
Invesco Real Estate is a global leader in the real estate investment management business with $85 billion in real estate assets under management, 605 employees and 21 regional offices across the U.S., Europe and Asia Pacific as of December 31, 2024. With over a 40-year history, Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd.
About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.8 trillion in assets on behalf of clients worldwide as of March 31, 2025. For more information, visit invesco.com/corporate.

About Bridge Logistics Properties
BLP is a vertically integrated logistics real estate investment manager led by tenured, multi-disciplinary real estate professionals with experience navigating several economic environments over the past three decades. Its founding members and leadership team employ a disciplined investment strategy that is both cycle-tested and innovative. Founded in 2021, BLP is comprised of industrial real estate veterans with prior tenure at Brookfield, Prologis, IDI Logistics, Duke Realty, Hines and KTR Partners.

BLP is a value-focused investment manager that is highly collaborative with its institutional capital partners. Leveraging its deep local relationships and its global operating experience, BLP uncovers and executes on investment opportunities in targeted coastal and gateway markets in the U.S. BLP executes its acquisition and development strategy in a vertically integrated regional structure across four offices located in New Jersey, Atlanta, Dallas and Los Angeles. Its steadfast focus on innovation and sustainable development promotes solutions that are both profitable and socially responsible. For more information, visit BridgeBLP.com.

About Bridge Investment Group
Bridge is a leading alternative investment manager, diversified across specialized asset classes, with approximately $49 billion of assets under management as of March 31, 2025. Bridge combines its nationwide operating platform with dedicated teams of investment professionals focused on select U.S. verticals across real estate, credit, renewable energy and secondaries strategies.